Consent of Independent Auditors

The Board of Directors
Morton's Restaurant Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Morton's Restaurant Group, Inc. of our report dated February 7, 1997, relating to the consolidated balance sheets of Morton's Restaurant Group, Inc. and subsidiaries as of December 29, 1996 and December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 29, 1996, which report is incorporated by reference in the December 29, 1996 annual report on Form 10-K of Morton's Restaurant Group, Inc.

                                    KPMG PEAT MARWICK LIP

Jericho, New York
March 24, 1997